Exhibit 99.3

FSA Quarterly Letter from Robert P. Cochran, Chairman and Chief Executive Officer, Financial Security Assurance Holdings Ltd.

August 4, 2004

FSA’s second-quarter and first-half results showed continued strength in net income and operating earnings, as we achieved solid new business originations for the first half.

Net income reached $167.3 million for the first six months of 2004 and $83.2 million for the second quarter, representing increases of 25% and 22% respectively over the same periods in 2003.  Operating earnings, which we define as net income before the effect of fair-value adjustments for insured credit default swaps, rose to $153.7 million for the first six months and $79.9 million for the second quarter, increases of 17% and 21% respectively over last year’s comparable periods.  Adjusted book value (ABV) reached $3.3 billion at June 30, 2004, reflecting growth over the past 12 months of 17.9% excluding realized and unrealized capital gains and losses in the investment portfolio and 14.1% including them.

Present value (PV) originations during the first half of 2004 were $457.2 million, 6% more than in the first half of 2003, which was the best first-half origination period in our history. For the second quarter of 2004, PV originations were $270.0 million, a decrease of 18%, primarily because of a very large international public infrastructure transaction that added significantly to second quarter 2003 PV premiums.

U.S. municipal business holds up better than expected

After two record-setting years, and considering the rising interest-rate environment, we were expecting a significant decline in U.S. municipal new-issue volume.  But through June 30, U.S. municipal volume reached $188.6 billion, down only 8% from the comparable period last year.  Insured penetration for the first half was 54%, compared with 52% for the same period in 2003.

In this environment, FSA maintained a strong market position, originating $225.4 million of PV premiums for the first half, an increase of 8% over the comparable period in 2003.  In the second quarter, PV originations were $136.0 million, a 6% decrease from the second quarter of 2003.

There is no question that the insured municipal business has become more competitive, with many traditional participants as well as new entrants vying aggressively for market share.  In this environment, we expect to continue to participate broadly across sectors and, at the same time, fully intend to keep our focus on credit and pricing discipline.

A note on an important management change:  Suzanne Finnegan, our Chief Municipal Underwriting Officer, recently left FSA to relocate with her family to North Carolina. While we were sorry to lose Suzanne, we were very fortunate to be able to replace her with Frank Coughlin, who previously was Managing Director and Chief Municipal Legal Officer. Frank has broad experience across the municipal market, not only as an attorney but as a developer of new products.  Replacing Frank as head of the Municipal Legal Department is Kevin Lyons, who originally joined FSA as a municipal finance attorney and most recently was an Associate General Counsel in FSA’s Corporate and International Legal Group.

Steady deal flow in the U.S. asset-backed business

Despite the tight spread environment that continues to constrain our opportunities, we originated $84.8 million of PV premiums in the U.S. asset-backed market during the first half, a 3% decrease from the first half of 2003. PV premiums for the second quarter of 2004 were $49.9 million, a decrease of 24% over the same period last year. In the second quarter of 2003, PV premiums were boosted by premiums related to amendments of existing business.

In the second quarter, we added new business in all sectors — residential mortgage, collateralized debt obligation (CDO) and consumer finance. The activity level in the insured ABS market sector looks to be picking up, and we are optimistic that credit spreads will begin to widen.

International new originations continue strong

Our international business was very active during the first half, generating $114.3 million in PV premiums, 4% below that of the comparable period last year.  PV premiums for the second quarter were $66.9 million, down 37% from the same period in 2003, primarily due to an unusually large infrastructure transaction closed in the second quarter of last year and a decrease in the pooled corporate sector.  Year-to-date, we have guaranteed a diverse array of public infrastructure transactions in Europe and the pipeline going forward is strong.  We also found opportunities in the structured finance sector despite tight credit spreads.

S&P affirms our AAA rating

In its most recent report on FSA, affirming our Triple-A claims-paying rating, Standard & Poor’s (S&P) states that the affirmation is based on “FSA’s skilled management team; very strong capital base; disciplined and conservative underwriting and risk-management process; balanced strategy across global public infrastructure and asset-backed sectors; and highly-rated parent company that supports FSA’s proven strategy for success.”  The report also emphasizes two important measures of our Triple-A quality:

1)              Municipal capital charges of 8.4% that are “comfortably below” the industry average of 11.6%, and asset-backed capital charges of 1.0% that are “significantly below” the industry average of 1.9%.

2)              FSA’s capital adequacy margin of safety (a calculation that relates total claims-paying resources to insured portfolio quality) of 1.6x-1.7x, which is “well in excess” of S&P’s 1.25x requirement for AAA bond insurers.

Looking ahead

All things considered, we are satisfied with the business to date and our prospects going forward.  While we may not surpass our record 2003 originations, we expect to continue to have strong opportunities across our markets.  Our primary objective continues to be maintenance of a disciplined and properly reserved balance sheet in order to preserve the Triple-A strength of our guaranty.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to book value, and PV originations to premiums written. This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.